UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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LAUDUS INSTITUTIONAL TRUST
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LAUDUS MONDRIAN INSTITUTIONAL INTERNATIONAL EQUITY FUND

Dear Laudus Mondrian Institutional International Equity Fund Shareholder:

The special shareholder meeting for your Fund originally scheduled for Wednesday, October 5, 2011 has been adjourned until Monday, October 17, 2011, at 10:00 a.m. Pacific Time. Your Fund is seeking shareholder approval of a new Sub-Advisory Agreement with Mondrian Investment Partners Limited. The Board is recommending that shareholders vote FOR the approval of the new Sub-Advisory Agreement.

The response to date has been in favor of the proposal; however, your Fund has not received the necessary votes to approve the new Sub-Advisory Agreement. If you have already voted your shares, kindly disregard this notice. If you haven’t already cast your vote, I would encourage you to do so as soon as possible, utilizing one of the following convenient voting options:

1)	Vote by Telephone up until 9:00 p.m. Pacific Time on October 16, 2011: Call 1-800-690-6903. Have the control number found on your proxy card ready when prompted.

2)	Vote by Internet up until 9:00 p.m. Pacific Time on October 16, 2011: Go to www.proxyvote.com, enter the control number found on your proxy card and follow the instructions on the site.

3)	Vote by Mail: Sign and date your proxy card(s). Mail in the enclosed envelope.

You may have received more than one proxy card. To ensure all of your shares are fully represented, please make sure to vote all of the proxy cards you have received.

If you need help voting or have questions, please call our proxy solicitor, Broadridge Financial Solutions, Inc. (“Broadridge”) at 1-877-708-3617 and they will be able to assist you. Under certain circumstances, you may also vote your shares over the phone with a Broadridge representative.

Thank you for reviewing and responding to the enclosed materials. We value the trust and confidence you have shown us through your investment in Laudus Mondrian Institutional International Equity Fund and look forward to continuing to serve your investment needs in the future.

Sincerely,

/s/ Catherine MacGregor

Catherine MacGregor
Clerk and Chief Legal Counsel
Laudus Funds

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.